Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of February 17, 2009 by and among Abbott Laboratories, an Illinois corporation (“Parent”), Rainforest Acquisition Inc. a Delaware corporation (“Purchaser”), and Advanced Medical Optics, Inc., a Delaware corporation (the “Company”).

R E C I T A L S:

WHEREAS, Parent, Purchaser, and the Company entered into an Agreement and Plan of Merger, dated as of January 11, 2009 (the “Merger Agreement”);

WHEREAS, pursuant to Section 7.4 of the Merger Agreement, the Merger Agreement may be amended by a written instrument signed by the parties to the Merger Agreement; and

WHEREAS, Parent, Purchaser, and the Company desire to amend the Merger Agreement and address certain matters as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Purchaser and the Company, each intending to be legally bound, hereby agree as follows:

1.                                      Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the Merger Agreement.

2.                                      Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:

2.1.                              Section 5.4(b).  Section 5.4(b) of the Merger Agreement is hereby amended by replacing “(and in any event within twenty-four (24) hours)” in clause (x) of the proviso with “(and in any event within forty-eight (48) hours)”.

2.2.                              Section 5.4(c).  Section 5.4(c) of the Merger Agreement is hereby amended by replacing “twenty-four (24)” in the first sentence with “forty-eight (48)”.

2.3.                              Section 5.4(d).  Section 5.4(d) of the Merger Agreement is hereby amended by replacing “five (5) Business Days” in clause (I) with “four (4) Business Days”.  Section 5.4(d) of the Merger Agreement is further amended by replacing “three (3) Business Days” in clause (I) with “two (2) Business Days”.

2.4.                              Section 8.3.  The definition of “Superior Proposal” is hereby amended by deleting “, from a financial point of view,” in clause (b).

3.                                      Full Force and Effect.  Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the Merger Agreement, the terms “this Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Merger Agreement as amended by this Amendment.

4.                                      Counterparts.  This Amendment may be executed in one or more counterparts, and signature pages may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.                                      Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, and shall be interpreted and enforced in accordance with the terms of the Merger Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

ABBOTT LABORATORIES

By:	/s/ Thomas C. Freyman
Name: Thomas C. Freyman
Title: Executive Vice President, Finance and Chief Financial Officer

RAINFOREST ACQUISITION INC.

By:	/s/ Thomas C. Freyman
Name: Thomas C. Freyman
Title: President

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ James V. Mazzo
Name: James V. Mazzo
Title: Chairman and Chief Executive Officer